Item 30. Exhibit (h). i. p. 1. ii.

SECOND AMENDMENT

FUND PARTICIPATION AGREEMENT

This Second Amendment (“Amendment”), effective as of March 31, 2026, amends the Fund Participation Agreement (“Agreement”), dated August 15, 2008, as amended, by and among MML Series Investment Fund (“MML Trust”), Massachusetts Mutual Life Insurance Company (“MassMutual”); American Funds Insurance Series (“Series”); and Capital Research and Management Company (“CRMC”).

WHEREAS, MassMutual is no longer the investment adviser to the MML Trust;

WHEREAS, MML Investment Advisers, LLC, a wholly owned subsidiary of MassMutual, now serves as the investment adviser to the MML Funds; and

WHEREAS, the parties desire to amend the Agreement to reflect the foregoing change in investment adviser and to clarify the scope of eligible MML Funds as set forth herein;

NOW, THEREFORE, the parties to the Agreement hereby agree as follows:

1.	Investment Adviser Update
The parties acknowledge and agree that, as of the date of this Amendment, any references in the Agreement to MassMutual as the investment adviser to the MML Trust shall be deemed to refer to MML Investment Advisers, LLC.

2.	Schedule A is replaced in its entirety with the revised Schedule A attached hereto

Except as expressly set forth in this Amendment, all other terms and provisions of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

Massachusetts Mutual Life Insurance Company (on behalf of itself and each Account)		MML Investment Advisers, LLC

By:	/s/ Douglas Steele	By:	/s/ Douglas Steele
Name:	Douglas Steele	Name:	Douglas Steele
Title:	Head of MassMutual Investments	Title:	President
Date:	March 23, 2026	Date:	March 23, 2026

MML Series Investment Fund		Capital Research and Management Company
(on behalf of itself and each MML Fund)

By:	/s/ Douglas Steele	By:	/s/ Michael J. Triessl
Name:	Douglas Steele	Name:	Michael Triessl
Title:	President	Title:	Authorized Signatory
Date:	March 23, 2026	Date:	March 25, 2026

American Funds Insurance Series

By:	/s/ Michael W. Stockton
Name:	Michael W Stockton
Title:	Executive Vice President
Date:	March 25, 2026

Schedule A

MML Trust agrees to make available all MML Funds that utilize a master-feeder or fund-of-funds structure. Such MML Funds will be available for any contracts, policies, and/or separate accounts sponsored by MassMutual or its life insurance subsidiaries, MML Bay State Life Insurance Company and C.M. Life Insurance Company.